================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[ ]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------


77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------

[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

TRAVIS STREET PARTNERS, LLC                                   910 Travis Street
                                                                     Suite 2150
                                                          Houston,  Texas 77002
                                                               fax 713 759 2040
                                                               tel 713 759 2030
                                                   www.travisstreetpartners.com

VIA COURIER
-----------

January 19,  2001

The Board of Directors
ICO,  Inc.
11490 Westheimer
Suite 1000
Houston TX 77077

Ladies and Gentlemen:

This morning, we were entertained to receive Dr. Asher "Al" O. Pacholder's January 18, 2001 letter, in which he accuses us of "extortion" because we told him we were ready to offer shareholders an 80% premium to market value to acquire ICO, Inc.

It's ironic that Dr. Pacholder, who has presided over an 82% decline in ICO's market capitalization since 1997 and an 80% decline in tangible net worth per share since 1995, would view a $2.85 all-cash offer as "extortion".

But let's consider the source. This is the same Dr. Asher "Al" O. Pacholder who hired four members of his family to manage ICO and has paid them $7 million of shareholder money over the last five years while accumulating losses of $17 million.

In response to the other specifics of Dr. Pacholder's letter, we comment as follows:

           - The proxy contest. Dr. Pacholder complains about our "threat" to commence a costly proxy contest. As we have said before, we agree that proxy contests are expensive and should be unnecessary. Thus, if Dr. Pacholder sincerely desires to maximize shareholder value, we urge him to enter into meaningful dialogue with us and any other qualified bidder to arrange for a sale of the Company at the earliest possible date.

           - Competent investment banking advice. We applaud ICO's decision to retain investment banking assistance to evaluate all strategic alternatives with respect to ICO. But we also congratulate ourselves for prompting this review. Only on December 22, 2000, two days after we requested a reply to our $2.85 per share Offer Letter, did ICO finally decide to explore its "strategic alternatives".

                     To demonstrate to all shareholders the focus of this investment banking engagement, we urge the Board of Directors to disclose the terms under which its advisers will be compensated. Specifically, we would welcome incentive-based arrangements which motivate the investment banker to obtain the highest possible value for shareholders through a sale of the company. Too many times, engagements of investment bankers are structured to support management. It would be refreshing to see ICO's Board of Directors actively seeking a sale of the Company in a success fee-oriented engagement letter.

                     In view of the control Dr. Pacholder appears to exercise over the Board of Directors, and to ensure that an equitable, open process is conducted which is fair to all shareholders, the non-Pacholder members of the Board of Directors, perhaps in conjunction with independent shareholders, should obtain independent investment banking advice at the Company's expense. In view of this Company's record of Pacholder-focused governance, in our opinion, shareholders need to protect themselves from the Pacholders just as much as they need protection from all-cash bids.

           -         The Shareholder Rights Plan (the "Poison Pill"). Dr.
                     Pacholder has accused us of trying to get control of ICO inexpensively, and he defends the Poison Pill as a legitimate defense to a takeover. Quite frankly, considering that he and his family personally own less than 3% of the stock, we find it amusing that he, of all people, is accusing us of trying to buy control of ICO on the cheap.

                     Actually, we're just interested in getting the company sold, and we've risked real money to do so. Our Offer Letter speaks for itself. If the Company feels our offer is inadequate, it should conduct an orderly auction of the Company to maximize shareholder value. We believe our Offer Letter is fair. If there are competitive bids out there, we welcome them.

                     As we have said before, we are ready to make a fully financed offer as soon as the Company's Poison Pill is dismantled. (If we actually say we are "offering" to buy the Company, the language in the Poison Pill may allow the Pacholders to invoke the Poison Pill, which, if valid, would effectively allow the Pacholders to dilute our equity holdings to zero.)

           - Dr. Pacholder says he is working to build shareholder value. We can only assume that the $1.6 million in compensation (which included about $600,000 in raises and bonuses) he paid his family last year is part of that effort. Given that compensation to Pacholder family members last year was five times ICO's earnings for common shareholders , shareholders should be concerned. If he continues to `build' shareholder value as he has in the past, we wish he'd stop right now.

           -         Dr. Pacholder's view of ICO value. Last June, Dr.
                     Pacholder's Board of Directors issued him and his family hundreds of thousands of ICO options at $1.75 per share. If those options were fairly priced to him, why doesn't he recommend that shareholders sell at $2.85 ?

           - Travis Street Partners and shareholder value. As investors can see on our website, in our SEC filings, and in our postings to Yahoo's ICOC message board, we've made our agenda and our objectives for ICO very clear to the investor community. ICO has yet to define its own program.

                     Without Travis Street Partners, we think ICO shareholders would be closer to where they were around December 5, 2000, when the common stock traded at $1.00 per share, instead of $2.25, where it closed yesterday. In the last six weeks, we've done more for shareholder value than Dr. Pacholder has done in the last six years.

When this Board of Directors is ready to enter meaningful dialogue with us with respect to the sale of the company, and specifically to respond to the economic terms of our December 20, 2000 Offer Letter, we are ready to discuss the merits of our offer and the various ways through which value can be maximized for all shareholders.

Alternatively, considering the Company's record and the support we have received from shareholders thusfar, we will look forward to having those discussions later this year, when, as we expect, shareholders will overwhelmingly vote for change at ICO by electing our director slate to sell the Company to the highest bidder.


Very truly yours,

TRAVIS STREET PARTNERS, LLC



Timothy J. Gollin, Manager

About us

Proxy materials

SEC filings

Press releases

Yahoo message board

Latest stuff



January 19, 2001 letter to ICO's Board of Directors - A response to Asher Pacholder's January 18, 2001 letter

Yahoo postings - TSP's initial posts to the ICOC message board on Yahoo as filed with the SEC, with useful information about our valuation methodology and our analysis of ICO Inc.

January 11, 2001 press release - HUGH PAY INCREASES FOR PACHOLDERS FAMILY HIGHLIGHT MEAGER ICO PROFITS

                         ICO BONUSES RELATED TO WEDTECH

Msg: 1454 of 1454

In an earlier post, we mentioned that the Pacholders paid themselves bonuses in connection with the John Wood Group PLC litigation and the externally-forced sale of the company's interest in Wedtech.

To clarify our posting, the bonuses listed in the Company's proxy statements appear to have been paid to the Pacholders specifically in connection to the resolution of the Wedtech litigation. As we understand the events, Wedtech was previously a 50%-owned subsidiary of Wedco. Subsequent to Wedco's merger with ICO, Wedtech and ICO/Wedco took each other to court. The end result was that Wedtech's other owners bought out ICO's interest in Wedtech to resolve litigation against ICO.

On settlement of the litigation and the forced sale of their interest in Wedtech, the Pacholders paid themselves bonuses amounting to $400,000. Additional bonuses in excess of $600,000 were paid to other ICO employees. We can only speculate on the distribution of these additional bonuses and how much of this money went to other members of the Pacholder family.

If you look carefully at ICO's financial statements, you'll realize that in FY1998, except for the sale of the company's interest in Wedtech, ICO actually lost money. Without the sale of ICO's interest in Wedtech, we estimate that the loss to the common shareholders would have been about ($3 million), or around ($0.13) per share.

Thus, while Dr. and Mrs. Pacholder were paying themselves $600,000+ in salaries to run a company which was losing money on an operating basis, they opted to pay themselves bonuses on the one-time gain earned through the disposition of assets.

We think that's plain outrageous.

We still say: the Pacholders need to give this money back.

Please bear in mind that other people's comments on bulletin boards, including the comments we have quoted here, represent the opinions of the writers and do not necessarily reflect our own opinion, nor are we responsible for any postings other than our own.

Respectfully yours,


Timothy Gollin, Manager
TRAVIS STREET PARTNERS, LLC

******

CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety.

It can be obtained at no charge on the SEC's web site at (http://www.sec.gov/) or by requesting Timothy Gollin voice 713 218 7700 - efax 810 885 2415















                                       2